Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Post — Effective Amendment No. 1 on Form S-3 to Form S-4, of our report dated March 24, 2010 on our audits of the consolidated financial statements and schedule of Clean Diesel Technologies, Inc. as of December 31, 2009 and 2008, and for each of the years in the three year period ended December 31, 2009. In addition, we consent to the reference to our firm as “Experts” in the registration statement.

/s/ EisnerAmper LLP (formerly Eisner LLP)
New York, New York
November 9, 2010